Exhibit 99.1

Aterian Announces Pricing of $40 Million Private Placement

NEW YORK, June 10, 2021 (GLOBE NEWSWIRE) — Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) announced today that it has entered into a securities purchase agreement with several institutional investors for a private placement of the Company’s common stock (the “Private Placement”). The Private Placement is expected to result in gross proceeds to the Company of approximately $40 million before deducting placement agent fees and other transaction-related expenses payable by the Company. Aterian will issue 2,666,667 shares that will be sold at a purchase price of $15.00 per share.

“Today we are strengthening our investor base and adding growth capital to drive our accretive M&A strategy. We are continuing to focus on building a diversified portfolio of e-commerce brands leveraging our technology and supply chain platform,” said Yaniv Sarig, Founder and Chief Executive Officer of Aterian. Mr. Sarig continued, “While our industry continues to be affected by the global supply chain crisis, we are determined to pursue additional growth opportunities that will in the longer term drive economies of scale, pricing power and efficiencies across our portfolio once supply chain normalcy is restored.”

Aterian intends to use the net proceeds from the Private Placement for working capital purposes, the conduct of its business and other general corporate purposes, which may include acquisitions, investments in or licenses of complementary products, technologies or businesses, operating expenses and capital expenditures.

The Private Placement is expected to close on or about June 15, 2021, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Private Placement.

On May 6, 2021, the Company announced its expected full year 2021 net revenue and Adjusted EBITDA guidance (the “Prior Guidance”). As communicated to investors in connection with the Private Placement, the Company continues to be impacted by the global shipping crisis and has experienced stock outs and significantly increased costs relating to its supply chain, logistics and commodity prices. The Company continues to evaluate the Prior Guidance in light of these impacts and other considerations. If these conditions continue or the Company experiences other declines or delays, the Company may withdraw or materially revise the Prior Guidance after the closing of the Private Placement.

The securities to be sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock purchased in the Private Placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our Private Placement and expected gross proceeds, the potential revision or withdrawal of the Prior Guidance and the expected uses of the net proceeds from the Private Placement. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to: complete the Private Placement, execute on our business plan, address matters related to the global shipping crisis and stock outs and significantly increased costs relating to the Company’s supply chain, logistics and commodity prices, create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; the completion of our customary audit procedures and the audit of any acquired business; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital (including for PPE products) and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including PPE; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER), is a leading technology-enabled consumer products platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces, including Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699